                                                                     EXHIBIT 2.1

                              ARRANGEMENT AGREEMENT

                                     BETWEEN

                           GOLDEN STAR RESOURCES LTD.

                                       AND

                             ST. JUDE RESOURCES LTD.

                                NOVEMBER 11, 2005

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                                TABLE OF CONTENTS

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                                                                                                        PAGE
ARTICLE 1   INTERPRETATION......................................................................         1
    1.1     Definitions.........................................................................         1
    1.2     Currency............................................................................         8
    1.3     Interpretation Not Affected by Headings, etc. ......................................         8
    1.4     Number and Gender...................................................................         8
    1.5     Date for Any Action.................................................................         8
    1.6     References..........................................................................         8
    1.7     Entire Agreement....................................................................         8
    1.8     Knowledge...........................................................................         9
    1.9     Schedules...........................................................................         9

ARTICLE 2   THE BUSINESS COMBINATION............................................................         9
    2.1     The Arrangement.....................................................................         9
    2.2     Effective Date......................................................................        10
    2.3     Court Proceedings...................................................................        10
    2.4     Closing.............................................................................        11
    2.5     Articles of Arrangement.............................................................        11
    2.6     Closing Matters.....................................................................        12

ARTICLE 3   REPRESENTATIONS AND WARRANTIES......................................................        12
    3.1     General Representations and Warranties of St. Jude and Golden Star..................        12
    3.2     Representations and Warranties of each of St. Jude and Golden Star..................        15
    3.3     Investigation.......................................................................        26
    3.4     Survival of Representations and Warranties..........................................        26

ARTICLE 4   COVENANTS OF THE PARTIES............................................................        27
    4.1     Consultation........................................................................        27
    4.2     Business Covenants..................................................................        27
    4.3     Covenants Regarding Non-Solicitation................................................        33
    4.4     Notice of Superior Proposal Determination...........................................        34
    4.5     Access to Information and Confidentiality...........................................        35
    4.6     Covenants in Respect of the Arrangement.............................................        35
    4.7     Specific Covenants of St. Jude Regarding the Arrangement............................        37
    4.8     Covenants of Golden Star Regarding the Arrangement..................................        39
    4.9     Merger of Covenants.................................................................        40

ARTICLE 5   CONDITIONS..........................................................................        40
    5.1     Mutual Conditions Precedent.........................................................        40
    5.2     Several Conditions..................................................................        41
    5.3     Additional Conditions in Favour of Golden Star......................................        42
    5.4     Merger of Conditions................................................................        44

ARTICLE 6   BREAK FEES AND EXPENSE REIMBURSEMENT................................................        44
    6.1     Interpretation......................................................................        44
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
    6.2     St. Jude Break Fee..................................................................        45
    6.3     Reimbursement of Expenses...........................................................        45
    6.4     Liquidated Damages..................................................................        45
    6.5     No Duplication......................................................................        46
    6.6     Survival............................................................................        46

ARTICLE 7   TERMINATION.........................................................................        46
    7.1     Termination.........................................................................        46

ARTICLE 8   AMENDMENT...........................................................................        48
    8.1     Amendments and Waivers..............................................................        48

ARTICLE 9   GENERAL PROVISIONS..................................................................        48
    9.1     Notices.............................................................................        48
    9.2     Confidentiality.....................................................................        50
    9.3     Governing Law.......................................................................        50
    9.4     Attornment..........................................................................        50
    9.5     Binding Effect and Assignment.......................................................        51
    9.6     Time of Essence.....................................................................        51
    9.7     Third Party Rights..................................................................        51
    9.8     Counterparts........................................................................        51
    9.9     Fees and Expenses...................................................................        51
    9.10    No Personal Liability...............................................................        51
    9.11    Further Assurances..................................................................        51
    9.12    Remedies............................................................................        52

SCHEDULE 1  PLAN OF ARRANGEMENT.................................................................         1

SCHEDULE 2  FORM OF ARRANGEMENT RESOLUTION......................................................         1
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                                      -ii-

                              ARRANGEMENT AGREEMENT

      THIS AGREEMENT is made as of the 11th day of November, 2005

B E T W E EN:

            GOLDEN STAR RESOURCES LTD., a corporation governed by the federal laws of Canada ("GOLDEN STAR")

                                     - and -

            ST. JUDE RESOURCES LTD., a corporation governed by the federal laws of Canada ("ST. JUDE")

            WHEREAS Golden Star and St. Jude propose to combine the business and assets of St. Jude with those of Golden Star;

            AND WHEREAS the Parties intend to effect the business combination by way of a Plan of Arrangement under the provisions of the CBCA whereby St. Jude will become a wholly-owned subsidiary of Golden Star and the holders of outstanding St. Jude Common Shares will become holders of Golden Star Common Shares, on and subject to the terms and conditions herein contained;

            NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1   DEFINITIONS

            In this Agreement (including the recitals set forth above), unless the subject matter or context is inconsistent therewith, the following terms have the following meanings:

            "ACQUISITION PROPOSAL" has the meaning set out in subsection 4.3.1.

            "AGREEMENT" means this arrangement agreement as amended, restated and/or supplemented and includes the Schedules attached hereto.

            "AMEX" means the American Stock Exchange.

            "APPLICABLE LAWS" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, written policies, judicial or arbitral or administrative or ministerial or departmental or regulatory judgements, orders, decisions, rulings or awards, including general principles of common and civil law, and conditions of

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                                     - 2 -

            any grant of approval, permission, authority or license of any court, Governmental Entity or statutory body applicable to a Person or its business, undertaking, property or securities.

            "ARRANGEMENT" means the arrangement involving Golden Star and St. Jude to be effected under the provisions of the CBCA on the terms and conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or provisions hereof or made at the direction of the Court in the Interim Order or the Final Order.

            "ARRANGEMENT RESOLUTION" means the special resolution of the St. Jude Securityholders, voting as a single class at the St. Jude Meeting, approving the Plan of Arrangement as required by Applicable Laws, to be substantially in the form and content of Schedule 2 hereto.

            "ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of the Arrangement in the form required by the CBCA to be sent to the Director after the Final Order is made.

            "BD GOLDFIELDS" means BD Goldfields Limited, a company incorporated under the laws of Ghana and having its registered office at 4 Graphic Road, Adabraka, Accra, Ghana.

            "BDG POWERS OF ATTORNEY" means the powers of attorney (in form and substance satisfactory to Golden Star) to be signed by certain shareholders of BD Goldfields in favour of St. Jude or such other Person as is acceptable to Golden Star, granting the holders thereof a power of attorney over an aggregate of at least 51% of the outstanding shares of BD Goldfields.

            "BENEFIT PLANS" means employee benefit, welfare, supplemental employment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock option or purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to present or former employees, officers, directors or independent contractors of a Person which are currently maintained or participated in by a Person and each loan to an officer or director of a Person.

            "BOARD OF DIRECTORS" means, in respect of a Party, the board of directors of the Party.

            "BUSINESS DAY" means a day, other than Saturday, Sunday, or a statutory or civic holiday in Toronto, Canada, Vancouver, Canada or Denver, United States of America.

            "CANADIAN SECURITIES ADMINISTRATORS" means the securities regulators in each of the provinces of Canada.

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                                     - 3 -

            "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C.44, as amended and the regulations thereunder.

            "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement endorsed by the Director on the Articles of Arrangement pursuant to section 262 of the CBCA.

            "CLOSING" shall have the meaning set forth in Section 2.4.

            "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
            Section 9.2.

            "COURT" means the Supreme Court of British Columbia.

            "DIRECTOR" means the Director appointed under section 260 of the CBCA.

            "DISCLOSURE LETTER" means the letter of St. Jude or Golden Star, as the case may be, delivered to the other Party and dated the date hereof, which sets forth items that qualify, to the extent specified therein, a correspondingly numbered representation or warranty made by that Party or covenant given by that Party.

            "EFFECTIVE DATE" means the date upon which the Plan of Arrangement becomes effective as established by the date of issue shown on the Certificate.

            "EFFECTIVE TIME" means 12:01 a.m. (Vancouver time) on the Effective Date.

            "ENCUMBRANCE" (and any grammatical variation thereof) includes any mortgage, pledge, assignment, charge, lien, claim, hypothec, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

            "ENVIRONMENT" means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms.

            "ENVIRONMENTAL LAWS" means all applicable federal, state, provincial, municipal or local statutes, regulations, by-laws, orders, rules, policies or guidelines of any Governmental Entity having the force of law, and any requirements or obligations arising under the common law, relating to the Environment, the protection of the Environment, the transportation of dangerous goods or occupational, employee and public health and safety.

            "ENVIRONMENTAL PERMITS" means, collectively, all permits, certificates, variances, remedial orders, approvals, consents, authorizations, registrations, directions, instructions and licenses issued by or provided to, as the case may be, any Governmental Entity pursuant to any Environmental Law.

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                                     - 4 -

            "FINAL ORDER" means the order of the Court sanctioning the Arrangement, as such order may be amended or modified by the highest court which hears an appeal in respect of such order at any time prior to the Effective Date.

            "GAAP" means generally accepted accounting principles approved by the appropriate governing body of the relevant jurisdiction, consistently applied.

            "GOLDEN STAR COMMON SHARES" means the common shares in the capital of Golden Star.

            "GOLDEN STAR OPERATING SUBSIDIARIES" means Caystar Holdings Inc., Bogoso Gold Limited, Wexford Goldfields Limited and Euro Ressources S.A.

            "GOLDEN STAR OPTIONS" means options of Golden Star exercisable to purchase Golden Star Common Shares issued pursuant to the Arrangement.

            "GOLDEN STAR WARRANTS" means warrants of Golden Star exercisable to purchase Golden Star Common Shares issued pursuant to the Arrangement.

            "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or agency, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or stock exchange; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

            "INFORMATION CIRCULAR" means the management information circular of St. Jude including all schedules and exhibits thereto to be sent to the St. Jude Securityholders in respect of the St. Jude Meeting.

            "INTERIM ORDER" means the interim order of the Court, as such order may be amended, made in connection with the holding of the St. Jude Meeting and the approval of the Arrangement.

            "MATERIAL ADVERSE EFFECT" means, in respect of a Party, any change (including a decision to implement a change made by the directors or senior management of a Party or any of its Subsidiaries), effect, event or occurrence which has, or is reasonably expected to have, a material adverse effect on the business, affairs, properties, assets, liabilities, capitalization, operations, results of operations, prospects or condition (financial or otherwise) of the Party and its Subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to: (a) the global economy or securities markets in general; (b) the price of gold expressed in U.S. dollars; (c) the rate at which Canadian dollars or United States dollars can be changed for any foreign currency; (d) the gold mining industry in general and not specifically relating to or affecting such Party; (e) the general political and business climate related to carrying on business in Ghana; and (f)

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                                     - 5 -

            any change in the trading price of the securities of a Party immediately following and reasonably attributable to the disclosure of the Arrangement.

            "MISREPRESENTATION", "MATERIAL FACT" and "MATERIAL CHANGE" have the respective meanings ascribed to them in the Securities Act.

            "MEETING MATERIALS" means the notice of the St. Jude Meeting and the Information Circular, including all schedules thereto, together with the forms of proxy, letter of transmittal and all other materials to be mailed to St. Jude Securityholders in connection with the St. Jude Meeting, as any of the foregoing may be amended or supplemented from time to time.

            "PARTIES" means Golden Star and St. Jude and "PARTY" means either one of them.

            "PERSON" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, regulatory body or agency, government or Governmental Entity, however designated or constituted.

            "PLAN OF ARRANGEMENT" means the plan of arrangement to be proposed under section 192 of the CBCA, substantially in the form and content attached as Schedule 1 to this Agreement, as amended, modified or supplemented from time to time in accordance herewith and any order of the Court.

            "POWER OF ATTORNEY" means the power of attorney dated August 26, 2005 granted by BD Goldfields to Leo Eduamah, a representative of St. Jude.

            "PRE-MERGER AGREEMENT" means the letter of Golden Star to St. Jude dated September 27, 2005 as accepted by St. Jude on that date setting out the agreement of the Parties to proceed with the Arrangement, as amended.

            "PRINCIPAL HOLDER" means Michael A. Terrell.

            "PUBLIC DISCLOSURE DOCUMENTS" means, with respect to a Party, all publicly available forms, reports, schedules, statements (including financial statements and the notes thereto and any auditors' report thereon) and other documents filed by such Party with the SEC and/or the applicable Canadian Securities Administrators and any applicable stock exchange since December 31, 2001.

            "RECOMMENDATION" means the unanimous recommendation of the Board of Directors of St. Jude recommending that St. Jude Securityholders approve the Arrangement and vote in favour of approving the Arrangement Resolution and all matters that could reasonably be expected to facilitate the Arrangement.

            "SEC" means the United States Securities & Exchange Commission.

            "SECURITIES ACT" means the Securities Act (Ontario).

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                                     - 6 -

            "ST. JUDE BREAK FEE" has the meaning set out in Section 6.1.

            "ST. JUDE COMMON SHARES" means the Class A common shares in the capital of St. Jude.

            "ST. JUDE COMPENSATION OPTIONS" means the compensation options to purchase an aggregate of 668,875 St. Jude Common Shares issued pursuant to the terms of the compensation option certificates (and to the Persons and in the amounts set out in the St. Jude Disclosure letter).

            "ST. JUDE CONVERTIBLE SECURITIES" means the securities of St. Jude that are convertible or exercisable into or otherwise give the holder the right to acquire St. Jude Common Shares or other securities of St. Jude, including without limitation, the St. Jude Warrants, St. Jude Options and St. Jude Compensation Options, all of which are listed in the Disclosure Letter of St. Jude.

            "ST. JUDE CONVERTIBLE SECURITYHOLDERS" means the holders of St. Jude Convertible Securities.

            "ST. JUDE FEE EVENT" has the meaning set out in Section 6.1.

            "ST. JUDE MEETING" means the special meeting of the St. Jude Securityholders, including any and all adjournments and postponements thereof, called and held in accordance with the Interim Order and this Agreement for the purpose of considering and, if thought fit, approving the Arrangement and the Arrangement Resolution.

            "ST. JUDE OPTIONS" means options to purchase an aggregate of 3,518,300 St. Jude Common Shares issued pursuant to the St. Jude Stock Option Plan (to the Persons and in the amounts set out in the St. Jude Disclosure Letter).

            "ST. JUDE SECURITYHOLDERS" means collectively St. Jude Shareholders and St. Jude Convertible Securityholders.

            "ST. JUDE SHAREHOLDERS" means the registered holders of St. Jude Common Shares.

            "ST. JUDE STOCK OPTION PLAN" means the Amended Stock Incentive Plan
            (2004) of St. Jude dated July 31, 2004.

            "ST. JUDE WARRANTS" means the 4,500,000 warrants of St. Jude issued pursuant to the terms of warrant certificates (to the Persons and in the amounts set out in the St. Jude Disclosure Letter).

            "SUBSEQUENT AGREEMENTS" means, collectively, the deed dated August 26, 2005 between St. Jude and BD Goldfields and the Power of Attorney.

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                                     - 7 -

            "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment.

            "SUPERIOR PROPOSAL" has the meaning set out in subsection 4.3.1.

            "SUPPORT AGREEMENTS" means the support agreements entered into on the date hereof among Golden Star and each of those persons specified in the Golden Star Disclosure Letter.

            "TAX" or "TAXES" means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, dues, duties, rates, fees, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including, but not limited to, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, license, occupation, premium, capital stock, sales, use, real property, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, customs, duties, severance, stamp, occupation, or premium taxes, (ii) all withholdings on amounts paid to or by a Person, (iii) all employment insurance premiums, (iv) Canada and any other pension plan contributions or premiums, (v) any fine, penalty, interest, or addition to tax, (vi) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vii) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

            "TAX RETURNS" includes all returns, elections, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes which are required to be filed with, or supplied to, any Governmental Entity with taxing authority.

            "TSX" means the Toronto Stock Exchange.

            "TSXV" means the TSX Venture Exchange.

            "U.S. TAX CODE" means the United States Internal Revenue Code of 1986, as amended from time to time.

            "1933 ACT" means the Securities Act of 1933, as amended, of the United States of America.

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                                     - 8 -

            "1934 ACT" means the Securities Exchange Act of 1934, as amended, of the United States of America.

            "1994 AGREEMENT" means the agreement dated November 15, 1994 between BD Goldfields and St. Jude.

1.2 CURRENCY

            All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.3 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

            The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "the Agreement", "hereof", "herein", "hereunder", and similar expressions refer to this Agreement and the Schedules hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto.

1.4 NUMBER AND GENDER

            Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

1.5 DATE FOR ANY ACTION

            In the event that any date on which any action is required or permitted to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 REFERENCES

            Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.7 ENTIRE AGREEMENT

            This Agreement (including the Schedules hereto, the Disclosure Letter of each Party and the Confidentiality Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the Parties other than as expressly set forth in this Agreement. For greater certainty, the Parties agree that this Agreement supersedes the Pre-Merger Agreement and that the Pre-Merger Agreement shall have no further force or effect.

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                                      - 9 -

1.8 KNOWLEDGE

            In this Agreement, references to "the knowledge of" and similar references mean the actual knowledge of any of the senior officers of the applicable Party, after reasonable inquiry, and such senior officers shall make such inquiry as is reasonable in the circumstances.

1.9 SCHEDULES

            The following are the Schedules attached to and incorporated into this Agreement by reference and deemed to be a part hereof:

            Schedule 1  -  Plan of Arrangement
            Schedule 2  -  Form of Arrangement Resolution

                                   ARTICLE 2
                            THE BUSINESS COMBINATION

2.1 THE ARRANGEMENT

            The business combination of Golden Star and St. Jude shall be effected by way of Arrangement pursuant to section 192 of the CBCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

            Pursuant to the Arrangement:

      (a) each outstanding St. Jude Common Share will be exchanged for Golden Star Common Shares on the basis of 0.72 Golden Star Common Shares for each one St. Jude Common Share, provided that no fractional Golden Star Common Shares will be issued and any St. Jude Shareholder who would otherwise receive a fractional Golden Star Common Share on completion of the Arrangement will only receive that number of Golden Star Common Shares as is rounded down to the nearest whole Golden Star Common Share;

      (b) each outstanding St. Jude Option will be exchanged for one Golden Star Option with each such Golden Star Option being exercisable for that number of Golden Star Common Shares that is equal to (w) the number of St. Jude Common Shares that would otherwise have been issuable upon the exercise of the St. Jude Option multiplied by (x)
            0.72 (rounded down to the nearest whole Golden Star Common Share), with the exercise price of such Golden Star Option being equal to
            (y) the exercise price of the applicable St. Jude Option divided by
            (z) 0.72; provided that such Golden Star Option shall not expire prior to the date on which the respective St. Jude Option was to expire pursuant to its terms or, in the event of a St. Jude Option that would otherwise expire on the completion of the Arrangement as a result of a holder thereof ceasing to be an employee, officer or director concurrent with the Effective Time of the Arrangement, subject to receipt of any necessary

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                                     - 10 -

            regulatory approvals and provided that no majority of the minority St. Jude Securityholder approval is required, the expiry date of such Golden Star Option will be extended to the date that is 90 days after the Effective Date; and

      (c) each outstanding St. Jude Warrant will be exchanged for one Golden Star Warrant with each such Golden Star Warrant being exercisable for that number of Golden Star Common Shares that is equal to (w) the number of St. Jude Common Shares that would otherwise have been issuable upon the exercise of the St. Jude Warrant multiplied by (x)
            0.72 (rounded down to the nearest whole Golden Star Common Share), with the exercise price of such Golden Star Warrant being equal to
            (y) the exercise price of the applicable St. Jude Warrant divided by
            (z) 0.72; provided that such Golden Star Warrant shall not expire prior to the date on which the respective St. Jude Warrant was to expire pursuant to its terms.

2.2 EFFECTIVE DATE

            The Arrangement shall become effective at the Effective Time on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.3 COURT PROCEEDINGS

            As soon as is reasonably practicable after the date of execution of this Agreement and in any event by November 18, 2005, St. Jude shall apply to the Court for an order approving the Arrangement and seeking a ruling upon the fairness of the Arrangement and, in connection with such application, St. Jude shall:

      (a) file, proceed with and diligently prosecute an application to the Court for the Interim Order providing for, among other things, the calling and holding of the St. Jude Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

      (b) subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, file, proceed with and diligently prosecute an application for the Final Order which application shall be in form and substance satisfactory to the Parties hereto acting reasonably, and shall inform the Court that, based on the Court's approval of the Plan of Arrangement, Golden Star will rely on section 3(a)(10) of the 1933 Act for an exemption from the 1933 Act registration requirements with respect to the securities to be issued under the Plan of Arrangement.

            The notices of motion and related materials for the applications referred to in this Section shall be in a form satisfactory to St. Jude and Golden Star prior to filing, each acting reasonably, and, in the case of the application to the Court for the Interim Order, shall inform the Court that, based on the Court's approval of the Plan of Arrangement, Golden Star will rely on section 3(a)(10) of the 1933 Act for an exemption from the 1933 Act registration requirements with respect to the securities to be issued under the Plan of Arrangement, and shall request that the Interim Order provide, among other things:

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                                     - 11 -

      (a) for the Persons to whom notice is to be provided in respect of the Arrangement for the St. Jude Meeting and for the manner in which such notice is to be provided;

      (b) that the requisite approval of the St. Jude Securityholders for the Arrangement Resolution shall be two-thirds of the votes cast thereon by St. Jude Securityholders, voting together as a single class, present in person or represented by proxy at the St. Jude Meeting, with St. Jude Convertible Securityholders being entitled to one vote for each St. Jude Common Share which they would be entitled to have issued to them if they exercised all their St. Jude Convertible Securities held by them as of the close of business (Vancouver time) on the record date of the St. Jude Meeting without reference to any vesting provisions or option price;

      (c) for the grant of the dissent rights as set forth in the Plan of Arrangement; and

      (d) that in all other respects, the terms, restrictions and conditions of the by-laws and articles of St. Jude, including quorum requirements, shall apply in respect of the St. Jude Meeting.

2.4 CLOSING

            The completion of the Arrangement (the "CLOSING") shall be at the offices of Fasken Martineau DuMoulin LLP, Suite 3600, Toronto Dominion Bank Tower, Toronto Dominion Centre, Toronto, Ontario at 9:00 a.m. on December 21, 2005 or at such other time or on such other date (but in any case not later than March 16, 2006) as the Parties may mutually agree upon and each Party shall deliver to the other Party:

      (a) the documents required or contemplated to be delivered by it hereunder to complete the Arrangement and the other transactions contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

      (b) written confirmation as to the satisfaction or waiver of all of the conditions in its favour contained in this Agreement.

2.5 ARTICLES OF ARRANGEMENT

            Subject to the rights of termination contained in Article 7 hereof, upon the St. Jude Securityholders approving the Arrangement Resolution in accordance with the Interim Order, St. Jude obtaining the Final Order and the other conditions contained in Article 5 hereof being complied with or waived, St. Jude shall on or after the Closing Date and upon the written direction of Golden Star, file the Articles of Arrangement, in duplicate, with the Director together with such other documents as may be required in order to effect the Arrangement.

2.6 CLOSING MATTERS

2.6.1 In conjunction with the Closing:

      (a)   the number of directors of Golden Star shall be increased to seven
            (7). Golden Star expects that all of the current directors of Golden Star shall remain directors of Golden Star. St. Jude shall be entitled to nominate one nominee (who shall be the current Chief Executive Officer of St. Jude) to the board of directors of Golden Star. Golden Star will take appropriate steps in order that the nominee of St. Jude be appointed to the Board of Directors of Golden Star at Closing, subject to any necessary regulatory approvals. Subject to any applicable legal requirements, Golden Star shall propose the current Chief Executive Officer of St. Jude as a director to its shareholders at its next annual general meeting and shall solicit proxies in favour of his election to the Board of Directors at such meeting;

      (b) Golden Star shall determine: (i) which personnel of St. Jude will be appointed or retained upon the completion of the Arrangement; and
            (ii) which offices and personnel of St. Jude in West Africa will be maintained or retained subsequent to the completion of the Arrangement;

      (c) subject to clause (b) above, St. Jude shall use all reasonable efforts to cause all directors and officers of St. Jude and its Subsidiaries who will not be retained to resign and sign releases in favour of St. Jude concurrently with the completion of the Arrangement; and

      (d) the existing office of St. Jude in Vancouver, British Columbia will be phased out in accordance with the terms of the existing lease.

2.6.2 Following the Closing, Golden Star will cause St. Jude to honour all severance agreements referenced in Section 3.2.1(z)(i) in accordance with the terms of the agreements requiring the making of such severance payments.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 GENERAL REPRESENTATIONS AND WARRANTIES OF ST. JUDE AND GOLDEN STAR

            Other than as disclosed in writing by one Party to the other pursuant to its Disclosure Letter, each Party hereby represents and warrants to the other Party the following and acknowledges that the other Party is relying upon such representations and warranties in connection with entering into this Agreement and participating in the Arrangement:

      (a) it and each of its Subsidiaries is duly incorporated and organized and in good standing under the laws of its jurisdiction of incorporation;

      (b) the ownership of the shares of each of its Subsidiaries is accurately disclosed in the Disclosure Letter of such Party, and all such shares are validly issued, fully paid and non-assessable and legally and beneficially owned by such Party, free and clear of all Encumbrances of any kind whatsoever except for restrictions on transfer contained in the constating documents of such entities. There are no options, warrants, conversion privileges, pre-emptive rights or other rights, agreements or arrangements obligating the Party or any of its Subsidiaries to issue, sell or acquire any securities of any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for securities or other ownership interests of any of the Subsidiaries or any other Person. There are no outstanding stock appreciation rights, equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of the Party or any of its Subsidiaries;

      (c) it has filed with the applicable Canadian Securities Administrators and/or the SEC and all other applicable Governmental Entities all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2001;

      (d) since December 31, 2001, its Public Disclosure Documents at the time filed, except to the extent that any statements contained therein have been modified or superseded by a later Public Disclosure Document, (i) did not contain any misrepresentation, (ii) contain no untrue statement of a material fact nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement from being misleading in light of the circumstances in which it was made, and (iii) complied in all material respects with the requirements of Applicable Laws;

      (e) it has not filed any confidential material change report or other document with any applicable Canadian Securities Administrator or the SEC since December 31, 2001, which remains confidential;

      (f) the Party has the full corporate power, capacity and authority to enter into this Agreement and to execute, deliver and perform its obligations under this Agreement (subject to the approval of the St. Jude Securityholders and the Court as provided in this Agreement with respect to the Plan of Arrangement) and this Agreement has been duly authorized, executed and delivered by the Party and constitutes a legal, valid and binding obligation of the Party enforceable against the Party in accordance with its terms, subject to bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally, and subject to the qualifications that (i) equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and (ii) rights to indemnity and contribution may be limited by Applicable Laws;

      (g) the execution and delivery of this Agreement, the consummation by the Party of the transactions contemplated in this Agreement and compliance by the Party with the terms of this Agreement do not and will not result in any violation of the articles or by-laws or similar constating documents of the Party or of any of its Subsidiaries or violate any resolution of the directors or shareholders of the Party or give rise to a right to terminate or accelerate the due date of any payment or indebtedness due under or trigger a payment under, or conflict with, violate or result in the breach of any term or provision of or constitute a default (or any event which with notice, or lapse of time, or both, would constitute a default) under, or require consent, approval, permit, authorization, order or waiver from any third Person under, or result in the execution or imposition of any right, lien, charge or Encumbrance upon any properties, businesses or assets of the Party or any of its Subsidiaries under:

            (i) any indenture, mortgage, loan agreement, trust deed, note, contract or other agreement or instrument to which the Party or any Subsidiary is a party or by which the Party or any Subsidiary or any of their respective properties, businesses or assets is bound or affected;

            (ii) any franchise, license or permit held by the Party or any of its Subsidiaries or of which the Party or any of its Subsidiaries has an interest;

            (iii) any judgment, order or decree of any Governmental Entity having jurisdiction over the Party or any Subsidiary or any of their properties, businesses or assets; or

            (iv)  any Applicable Laws applicable to the Party or any Subsidiary,

            other than any such conflicts, violations, defaults, rights, liens, charges or Encumbrances that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Party;

      (h) the consolidated financial statements of the Party (including the notes thereto and any auditors' report thereon) included in its Public Disclosure Documents pursuant to the requirements of Applicable Laws present fairly in all material respects its consolidated financial position, its consolidated results of operations and cash flows and surplus or deficit and the other information purported to be shown therein at the respective dates and for the respective periods to which they apply; such financial statements have been prepared in conformity with Canadian GAAP or United States GAAP, as applicable, consistently applied throughout the periods involved (except as may be indicated in the notes thereto), have been audited in accordance with Canadian or United States generally accepted auditing standards, as applicable (except, in the case of unaudited statements, as permitted by Canadian Securities Administrators and the SEC), contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses, and all adjustments necessary for a fair presentation of the results for such periods have been made (subject, in the case of unaudited statements, to normal year-end audit adjustments); and

      (i) there are no claims, actions, suits, judgments, investigations or proceedings of any kind outstanding, pending or to the best knowledge of the Party, threatened against or affecting the Party or its Subsidiaries or any of their respective properties and assets or their respective directors, officers or promoters at law or in equity or before any Governmental Entity of any kind that if adversely determined could reasonably be expected to have a Material Adverse Effect on the Party or prevent or materially delay consummation of the Arrangement or prevent the Party from carrying out its obligations hereunder, nor is the Party aware of any facts or circumstances that could form the basis for any such claim, action, suit, judgment, investigation or proceeding.

3.2 REPRESENTATIONS AND WARRANTIES OF EACH OF ST. JUDE AND GOLDEN STAR

3.2.1 As an inducement to Golden Star to enter into this Agreement, St. Jude hereby represents and warrants to Golden Star the following, in each case except as modified in its Disclosure Letter, and acknowledges that Golden Star is relying upon such representations and warranties in connection with entering into this Agreement and participating in the Arrangement:

      (a) St. Jude is a reporting issuer or the equivalent thereof in British Columbia, Alberta and Ontario, and is not in default in any material respects of any requirements of applicable securities laws of Canada;

      (b) the St. Jude Common Shares are listed for trading on the TSXV and St. Jude is not in default of any of the listing or other material requirements of such exchange;

      (c) no order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by St. Jude or any of its Subsidiaries has been issued and is in force as of the date hereof and, to the knowledge of St. Jude, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

      (d) as at November 11, 2005, St. Jude's authorized and issued capital consists of an unlimited number of St. Jude Common Shares and an unlimited number of Class B common shares (non-voting) of which 42,911,109 St. Jude Common Shares and no Class B common shares are issued and outstanding as fully paid and non-assessable;

      (e) to the knowledge of St. Jude, no shareholder owns more than 5% of the outstanding St. Jude Common Shares (on either an undiluted or fully-diluted basis) and to the best of St. Jude's knowledge, as at November 11, 2005, the Principal Holder directly or indirectly beneficially owns or controls 2,633,350 St. Jude Common Shares and 800,000 St. Jude Options to purchase an aggregate of 800,000 St. Jude Common Shares;

      (f) St. Jude has no, nor will there be immediately prior to the Effective Time, any options, warrants, conversion privileges, calls or other rights (including pre-emptive rights), agreements, arrangements, commitments or obligations of it to issue, sell or acquire any securities of it or securities or obligations of any kind convertible into or exercisable or exchangeable for any securities of it or any other Person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the share price, book value, income or any other attribute of it or any of its Subsidiaries other than (i) St. Jude Options to purchase an aggregate of 3,518,300 St. Jude Common Shares; (ii) St. Jude Warrants to purchase an aggregate of

            4,500,000 St. Jude Common Shares; and (iii) St. Jude Compensation Options to purchase an aggregate of 668,875 St. Jude Common Shares which St. Jude Compensation Options will expire on November 20, 2005. All St. Jude Options, St. Jude Warrants and St. Jude Compensation Options have been duly, validly and legally created and issued by St. Jude in accordance with Applicable Laws and the terms of the St. Jude Stock Option Plan (in the case of the St. Jude Options) or such other instrument as may govern the applicable St. Jude Convertible Securities. St. Jude does not have, and will not at the Effective Time have, any St. Jude Options that are held by any Person who is a resident of the United States or any territory or possession thereof;

      (g) the shareholder rights plan of St. Jude has terminated and is void and of no further effect and no successor shareholder rights plan is in force;

      (h) no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from St. Jude or any of its Subsidiaries of any material assets of St. Jude or any of its Subsidiaries and neither St. Jude nor any of its Subsidiaries has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from any Person of any securities or any assets which could reasonably be expected to be material to St. Jude;

      (i) the financial books, records and accounts of St. Jude and its Subsidiaries (i) have been maintained in all material respects in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of St. Jude and its Subsidiaries and (iii) in all material respects accurately and fairly reflect the basis for the financial statements of St. Jude. St. Jude has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles, or any other criteria applicable to such statements and (b) to maintain accountability for assets. St. Jude's and its Subsidiaries' corporate records and minute books have been maintained in compliance with applicable Laws and are complete and accurate in all material respects, and full access thereto has been provided to Golden Star;

      (j) neither St. Jude nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money in the aggregate in excess of $100,000 as a condition to or a necessity for the right or ability of St. Jude or any of its Subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement;

      (k) St. Jude has not entered into any agreement that would entitle any person to any valid claim against St. Jude for a broker's commission, finder's fee, expense reimbursement or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement;

      (l) neither St. Jude nor any of its Subsidiaries has any material liability or obligation, whether direct, indirect, accrued, absolute, contingent or otherwise not disclosed or reflected in its most recent publicly-disclosed consolidated financial statements;

      (m) there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of St. Jude threatened against St. Jude or any of its Subsidiaries before any Governmental Entity;

      (n) St. Jude and each of its Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified except where the failure to be so registered, licensed or otherwise qualified does not, nor is reasonably expected to, have a Material Adverse Effect on St. Jude and they have the corporate power and capacity to own the assets owned by them and to carry on the business carried on by them and they are duly qualified to carry on business in all jurisdictions in which they carry on business;

      (o) St. Jude and each of its Subsidiaries has conducted and is conducting its business in compliance, in all material respects, with all Applicable Laws of each jurisdiction in which its business is carried on and possess all material certificates, authority, permits or licenses issued by the appropriate Governmental Entities necessary to conduct the business now operated by it and all such certificates, authorities, permits and licenses are valid and subsisting and in good standing and, to St. Jude's knowledge, neither St. Jude nor its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, if the subject of an unfavourable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect on St. Jude;

      (p) St. Jude and its Subsidiaries (and their respective businesses and operations):

            (i) are in substantial compliance with all applicable Environmental Laws and Environmental Permits in Ghana, Burkina Faso, Niger and Canada and in other applicable foreign jurisdictions having environmental regulatory jurisdiction over St. Jude or any of its Subsidiaries or assets; and

            (ii) have obtained all Environmental Permits that are required to carry on their respective businesses and operations under all applicable Environmental Laws, except where the non-compliance with such laws or permits or failure to obtain those permits could not reasonably be expected to have a Material Adverse Effect;

      (q) St. Jude and each of its Subsidiaries have good and marketable title to their assets and properties free and clear of all Encumbrances of any kind whatsoever;

      (r) the Public Disclosure Documents (including without limitation technical reports) of St. Jude in relation to the mineral and mining development projects of St. Jude and/or its Subsidiaries are accurate in all material respects and all known facts that may impact on the capital costs, operating costs or operational parameters (including without limitation throughput, grade and recovery) of each such project are fully and accurately disclosed in St. Jude's most recent public technical report related to such projects, and nothing has come to the attention of St. Jude to indicate that any of the foregoing statements are or may be inaccurate;

      (s) all interests in natural or mineral resource or exploration properties of St. Jude and its Subsidiaries are set out in St. Jude's Disclosure Letter and are owned or held by St. Jude or its Subsidiaries as owner thereof with good and marketable title, are in good standing, are valid and enforceable, are free and clear of any title defect or Encumbrances and no royalty or other payment is payable in respect of any of them and all work required to be performed in connection therewith has been performed; no other property rights are necessary for the conduct of St. Jude's or its Subsidiaries' business; and there are no restrictions on the ability of St. Jude or its Subsidiaries to use, transfer or otherwise exploit any such property rights and St. Jude and its Subsidiaries do not know of any claim or basis for any claim that may adversely affect such rights;

      (t) all real and tangible personal property of St. Jude and each of its Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition does not, and could not be reasonably expected to have, a Material Adverse Effect on St. Jude;

      (u) St. Jude has made available to Golden Star all material information, including financial, operational and other information, in respect of the properties listed in St. Jude's Disclosure Letter (except such information that does not have, and could not reasonably be expected to have a Material Adverse Effect in respect of St. Jude) and all such information as made available to Golden Star is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading;

      (v) all material contracts and agreements of St. Jude and its Subsidiaries have been disclosed in St. Jude's Public Disclosure Documents and true and correct copies of each (or in the case of oral contracts, summaries of the material terms thereof) have been provided to Golden Star. St. Jude and its Subsidiaries are in compliance in all material respects with all terms and provisions of all contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of their respective businesses and all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect, and no breach or default by St. Jude or its Subsidiaries or event which, with notice or lapse of time or both, could constitute a material breach or material default by St. Jude or its Subsidiaries, exists with respect thereto;

      (w) St. Jude and each of its Subsidiaries maintains insurance against loss of, or damage to, their material assets against all insurable risks, and in such amounts, as are customary for companies of a similar size operating in the mining industry, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default in any material respect;

      (x) except as disclosed in its most recently publicly-disclosed consolidated financial statements:

            (i) neither St. Jude nor any of its Subsidiaries is indebted to any of its directors or officers or any of their associates (collectively the "PRINCIPALS"), or to any St. Jude Securityholder;

            (ii) none of the Principals or St. Jude Securityholders is indebted or under obligation to St. Jude or to any of its Subsidiaries on any account whatsoever; and

            (iii) neither St. Jude nor any of its Subsidiaries has guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any Person other than of a Subsidiary;

      (y) since the date of St. Jude's most recent balance sheet included in its Public Disclosure Documents, there has not been any Material Adverse Effect with respect to St. Jude or any of its Subsidiaries or any damage, loss or other change or circumstance of any kind whatsoever materially affecting the businesses or assets or the right or capacity of St. Jude or any of its Subsidiaries to carry on their respective businesses, such businesses having been carried on in the ordinary course;

      (z)   neither St. Jude nor any of its Subsidiaries:

            (i) is a party to any written or oral policy, agreement, obligation or understanding providing for severance, unemployment compensation, golden parachute, termination payments, bonus or otherwise or an increase in any benefits payable under any Benefit Plans or the acceleration of time or payment or vesting of any such payments to any director or officer or employee of St. Jude or any of its Subsidiaries, whether directly or indirectly, upon the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and compliance by St. Jude with the terms of this Agreement other than those set out in the St. Jude Disclosure Letter and for which the aggregate severance payments do not exceed $1 million;

            (ii) has any employee or consultant whose employment or contract with St. Jude or any of its Subsidiaries, respectively, cannot be terminated without payment upon a maximum of 12 months' notice; and

            (iii) is a party to any collective bargaining agreement or letter of understanding, letter of intent or other written communication with any bargaining agent, trade union or association which may qualify as a trade union, which would apply to any employees of St. Jude or any of the Subsidiaries, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or subject to any current, pending or threatened strike or lockout;

      (aa) St. Jude is able to pay its liabilities as they become due, the realizable value of the assets of St. Jude are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof, and no creditor of St. Jude will be prejudiced by the Arrangement;

      (bb) St. Jude and its Subsidiaries have filed or caused to be filed, in a timely manner all Tax Returns required to be filed by them (all of which Tax Returns were correct and complete in all material respects) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable, except, in either case where such failure to file or to pay, collect, withhold or remit could not reasonably be expected to have a Material Adverse Effect on St. Jude. St. Jude has provided adequate accruals in accordance with Canadian GAAP in its most recently published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material liability for Taxes not reflected in such consolidated financial statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary and usual course of business. To the knowledge of St. Jude, there are no material proposed (but unassessed) additional Taxes and none have been asserted by the Canada Revenue Agency or any Governmental Entity having taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waiver of any statute of limitations has been given or requested with respect to St. Jude or any of its Subsidiaries. There are no audits or proceedings in progress, pending or threatened against St. Jude or any of its Subsidiaries in respect of any Taxes. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable;

      (cc) St. Jude has not taken or agreed to take any action or knows of any fact, agreement, plan or other circumstances that is reasonably likely to prevent the Arrangement from qualifying for U.S. Federal income tax purposes as a reorganization within the meaning of section 368(a)(1)(B) of the U.S. Tax Code;

      (dd) St. Jude is not a controlled foreign corporation or "CFC" as that term is defined in the U.S. Tax Code;

      (ee) the auditors of St. Jude are independent public accountants as required by Applicable Laws and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of St. Jude;

      (ff) neither St. Jude nor its Subsidiaries own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of St. Jude or any of its Subsidiaries;

      (gg) the St. Jude Disclosure Letter sets forth a complete list of the employees of St. Jude and each of its Subsidiaries, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such employee and the date upon which each such employee was first hired by St. Jude or any of the Subsidiaries;

      (hh) St. Jude and its Subsidiaries have been and are being operated in material compliance with all Applicable Laws relating to employees including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, workers' compensation, equal employment opportunity, human rights and labour relations and there are no current, pending or, to St. Jude's knowledge, threatened claims, litigation or proceedings before any board, tribunal or other Governmental Entity with respect to any of the foregoing;

      (ii) St. Jude and its Subsidiaries have complied, in all material respects, with all of the terms of their respective Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each Benefit Plan, whether written or oral, which are maintained by or binding upon St. Jude or its Subsidiaries and all Benefit Plans of St. Jude maintained by or binding upon St. Jude or any of its Subsidiaries are fully funded and in good standing with such Governmental Entities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by St. Jude or any of its Subsidiaries from any such Governmental Entities. No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Benefit Plan maintained by or binding upon St. Jude or any of its Subsidiaries, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority;

      (jj) neither St. Jude nor its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of St. Jude or its Subsidiaries are conducted, (ii) limit any business practice of St. Jude or any of its Subsidiaries in any material respect, or (iii) restrict any acquisition or disposition of any property by St. Jude or any of its Subsidiaries in any material respect;

      (kk) St. Jude, its Subsidiaries, and to the knowledge of St. Jude, their respective directors, officers and promoters are not in breach of any Applicable Laws where non-compliance could reasonably be expected to have a Material Adverse Effect on St. Jude;

      (ll) St. Jude is not a "non-Canadian" within the meaning of the Investment Canada Act;

      (mm) the Board of Directors of St. Jude has received written opinions from its financial advisors (copies of which have been provided to Golden Star) with each stating that, as of the date of the opinion (which date is the date hereof), the exchange ratio prescribed herein at Section 2.1(a) is fair to the St. Jude Shareholders from a financial point of view;

      (nn) the Board of Directors of St. Jude (after receiving advice from its legal and financial advisors) has unanimously:

            (i) approved this Agreement, the Arrangement and the transactions contemplated hereby;

            (ii) determined the Arrangement and the performance by St. Jude of its obligations under this Agreement and in connection with the Arrangement are in the best interests of St. Jude and the St. Jude Shareholders and that the Arrangement is fair to St. Jude Shareholders;

            (iii) determined to authorize the execution and delivery of this
                  Agreement;

            (iv) determined to make the Recommendation to St. Jude Securityholders that they vote in favour of and approve the Arrangement and to solicit the proxies of St. Jude Securityholders to vote in favour of the Arrangement;

      (oo) each member of the Board of Directors of St. Jude has advised Golden Star, that he intends to vote all St. Jude Common Shares and St. Jude Convertible Securities held by such director in favour of the Arrangement Resolution in order to approve the Arrangement, and St. Jude will, accordingly, so represent in the Information Circular;

      (pp) St. Jude is not required to prepare French language translations of the Meeting Materials under Applicable Laws;

      (qq) St. Jude owns a 90% interest in the Hwini-Butre property and associated mineral licence in Ghana and the Government of Ghana owns the remaining 10% interest therein. The 90% interest of St. Jude in the Hwini-Butre property and the associated mineral licence has been duly, validly and legally acquired by St. Jude from the prior legal owner thereof in accordance with all Applicable Laws, and the prior legal owner of the Hwini-Butre property has duly, validly, legally and irrevocably transferred to St. Jude all of its interest in the Hwini-Butre Property in accordance with all Applicable Laws. St. Jude is not aware of any person who has any claim or potential claim to St. Jude's 90% interest in the Hwini-Butre property and/or associated mineral licence which St. Jude believes, acting reasonably and based on advice from appropriate legal counsel, is reasonably capable of being resolved in a manner adverse to St. Jude or which could reasonably be expected to have a Material Adverse Effect on St. Jude or reduce St. Jude's interest in the Hwini-Butre property and/or associated mineral licence; and

      (rr) any BDG Powers of Attorney (copies of each of which shall be promptly provided by St. Jude to Golden Star) will constitute legal, valid, binding and enforceable obligations of each Person granting such BDG Power of Attorney under Applicable Laws and will be in full force and effect, and at the time of delivery to Golden Star and at the Effective Time, to the best knowledge of St. Jude, the legality, validity, binding nature and enforceability of each BDG Power of Attorney will not have been challenged or claimed to be invalid.

3.2.2 As an inducement to St. Jude to enter into this Agreement, Golden Star hereby represents and warrants to St. Jude the following, in each case except as set forth in its Disclosure Letter, and acknowledges that St. Jude is relying upon such representations and warranties in connection with entering into this Agreement and participating in the Arrangement:

      (a) Golden Star is a reporting issuer or the equivalent thereof in each of the provinces of Canada and reports under Section 12(b) of the 1934 Act, and is not in default in any material respects of any requirements of the applicable securities laws of Canada or the United States;

      (b) the Golden Star Common Shares are listed for trading on the TSX and AMEX and Golden Star is not in default in any material respect of any of the listing requirements of such exchanges;

      (c) no order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by Golden Star or any of its Subsidiaries has been issued and is in force as of the date hereof and, to the knowledge of Golden Star, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

      (d) as at November 11, 2005, its authorized and issued capital consists of an unlimited number of Golden Star Common Shares and an unlimited number of first preferred shares, of which 142,887,394 Golden Star Common Shares and nil first preferred shares are issued and outstanding as fully paid and non-assessable;

      (e) as at the date hereof, Golden Star has no options, warrants, conversion privileges, calls or other rights (including pre-emptive rights), agreements, arrangements, commitments or obligations of it to issue, sell or acquire any securities of it or securities or obligations of any kind convertible into or exercisable or exchangeable for any securities of it, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the share price, book value, income or any other attribute of it other than (i) Golden Star Options to purchase 5,057,451 Golden Star Common Shares;
            (ii) warrants to acquire 8,448,334 Golden Star Common Shares; and
            (iii) notes which are convertible into an aggregate of 11,111,111 Golden Star Common Shares;

      (f) as at the date hereof, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Golden Star or any of its Subsidiaries of any material assets of Golden Star or any of its Subsidiaries and neither Golden Star nor any of its Subsidiaries has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from any Person of any assets which could reasonably be expected to be material to Golden Star;

      (g) the financial books, records and accounts of Golden Star and the Golden Star Operating Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Golden Star and the Golden Star Operating Subsidiaries and (iii) accurately and fairly reflect the basis for the financial statements of Golden Star. Golden Star has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles, or any other criteria applicable to such statements and (b) to maintain accountability for assets. The corporate records and minute books of Golden Star and the Golden Star Operating Subsidiaries have been maintained in compliance with applicable Laws and are complete and accurate in all material respects, and full access thereto has been made available to St. Jude;

      (h) Golden Star and each of its Subsidiaries has conducted and is conducting its business in compliance, in all material respects, with all Applicable Laws of each jurisdiction in which its business is carried on and possess all material certificates, authority, permits or licenses issued by the appropriate Governmental Entities necessary to conduct the business now operated by it and all such certificates, authorities, permits and licenses are valid and subsisting and in good standing and, to Golden Star's knowledge, neither Golden Star nor its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or license which, if the subject of an unfavourable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect on Golden Star;

      (i) all interests in natural or mineral resource properties of Golden Star or its Subsidiaries are set out in Golden Star's Public Disclosure Documents and are owned or held by Golden Star or its Subsidiaries as owner thereof with good and marketable title, are in good standing, are valid and enforceable, are free and clear of any Encumbrances and no royalty is payable in respect of any of them except as set out in Golden Star's Public Disclosure Documents; no other property rights are necessary for the conduct of Golden Star's or its Subsidiaries' business; and there are no restrictions on the ability of Golden Star or its Subsidiaries to use, transfer or otherwise exploit any such property rights except as set out in Golden Star's Public Disclosure Documents and Golden Star and its Subsidiaries do not know of any claim or basis for any claim that may adversely affect such rights except as set out in Golden Star's Public Disclosure Documents;

      (j) there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Golden Star threatened against Golden Star or any of its Subsidiaries before any Governmental Entity;

      (k) Golden Star and the Golden Star Operating Subsidiaries (and their respective businesses and operations):

            (i) are in substantial compliance with all applicable Environmental Laws and Environmental Permits in Ghana and Canada and in other applicable foreign jurisdictions having environmental regulatory jurisdiction over Golden Star or any of the Golden Star Operating Subsidiaries or assets; and

            (ii) have obtained all Environmental Permits that are required to carry on their respective businesses and operations as currently carried out under all applicable Environmental Laws,

            except where the non-compliance with such laws or permits or failure to obtain those permits could not reasonably be expected to have a Material Adverse Effect;

      (l) the Public Disclosure Documents (including without limitation technical reports as the information therein may have been superseded, modified or supplemented by subsequent information contained in Golden Star's Public Disclosure Documents) of Golden Star in relation to the mineral and mining development projects of Golden Star and/or the Golden Star Operating Subsidiaries are accurate in all material respects;

      (m) Golden Star and its Operating Subsidiaries have title to their respective material assets used in their mining operations as disclosed in Golden Star's Public Disclosure Documents;

      (n) all material contracts and agreements of Golden Star and the Golden Star Operating Subsidiaries have been disclosed in Golden Star's Public Disclosure Documents. Golden Star and the Golden Star Operating Subsidiaries are in compliance in all material respects with all terms and provisions of all material contracts, agreements, indentures, leases, policies and instruments in connection with the conduct of their respective businesses and, to the knowledge of Golden Star, all such contracts, agreements, indentures, leases, policies and instruments are valid and binding in accordance with their terms and in full force and effect, and no breach or default by Golden Star or the Golden Star Operating Subsidiaries or event which, with notice or lapse of time or both, could result in a Material Adverse Effect on Golden Star, exists with respect thereto, in any case, other than as disclosed in the Golden Star Public Disclosure Documents;

      (o) since the date of Golden Star's most recent balance sheet included in its Public Disclosure Documents, other than as disclosed in the Golden Star Public Disclosure Documents, there has not been any Material Adverse Effect with respect to Golden Star or any of its Subsidiaries or any damage, loss or other change or circumstance of any kind whatsoever materially affecting the businesses or assets or the right or capacity of Golden Star or any of its Subsidiaries to carry on their respective businesses, such businesses having been carried on in the ordinary course; and

      (p) the Board of Directors of Golden Star has approved this Agreement, the Arrangement and the transactions contemplated hereby and have authorized the execution and delivery of this Agreement.

3.3 INVESTIGATION

            Any investigation made by or on behalf of a Party and its advisors shall not have the effect of waiving, diminishing the scope of, mitigating or otherwise affecting any representation, warranty or covenant made by the other Party herein or pursuant hereto.

3.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            The representations and warranties of each of the Parties contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished at the Effective Time.

                                   ARTICLE 4
                            COVENANTS OF THE PARTIES

4.1 CONSULTATION

            Each Party agrees to consult with each other before issuing, and shall provide the other Party with a reasonable prior opportunity to review and comment on, any press release or public statement with respect to this Agreement or the Arrangement and in making any filings with any Governmental Entity, including any filing with any securities administrator or stock exchange with respect thereto. Each Party shall use reasonable commercial efforts to provide the other Party with a reasonable opportunity to review and comment on all such press releases and filings prior to the release or submission thereof provided that if a Party is required by Applicable Laws to make a public announcement with respect to this Agreement and/or the Arrangement, such Party will provide as much prior notice (including the proposed text of the announcement) to the other Party as is reasonably possible. St. Jude will consult with Golden Star prior to issuing any press release or making any announcement regarding its mineral reserves or resources and, subject to Applicable Laws, St. Jude agrees that it will not issue any press release or make any announcement regarding its mineral reserves or resources without the prior written consent of Golden Star, such consent not to be unreasonably withheld.

4.2 BUSINESS COVENANTS

4.2.1 St. Jude covenants and agrees with Golden Star that, except as contemplated in this Agreement or the Plan of Arrangement, until the Effective Date or the day upon which this Agreement is terminated pursuant to Article 7, whichever is earlier:

      (a) it shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, and not take any action other than in, the usual, ordinary and regular course of business and consistent with past practice and in accordance with Applicable Laws and for greater certainty shall not and shall not allow any Subsidiary to, without the prior written consent of Golden Star (such consent not to be unreasonably withheld):

            (i) make any commitments in excess of, or enter into any contracts or group of related contracts with a value or aggregate value (as the case may be) in excess of US$50,000;

            (ii) make any changes to the senior management or senior personnel of St. Jude or any Subsidiary; and

            (iii) undertake or make any decision or action which could be material to the business of St. Jude and/or any Subsidiary or which could reasonably be expected to have a Material Adverse Effect;

      (b) it shall not and shall not permit any Subsidiary to, directly or indirectly do or permit to occur any of the following:

            (i) issue, sell, pledge, lease, dispose of, redeem, purchase or Encumber or agree to or enter into a commitment to issue, sell, pledge, lease, dispose of, redeem, purchase or Encumber:

                  (A) any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares, debt securities, derivative securities or other securities of it or any of its Subsidiaries, other than pursuant to the exercise of St. Jude Options, St. Jude Warrants and St. Jude Compensation Options which are outstanding on the date hereof; or

                  (B) any material assets, rights, properties of it or any of its Subsidiaries;

            (ii) amend or propose to amend its articles or by-laws (or the equivalent charter or constating documents) or those of any of its Subsidiaries or amend or propose to amend any of the terms of the St. Jude Convertible Securities as they exist on the date hereof;

            (iii) split, combine or reclassify any of its outstanding shares or the shares of any of its Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares or the shares of its Subsidiaries;

            (iv) redeem, purchase or offer to purchase, or permit any of its Subsidiaries to redeem, purchase or offer to purchase, any shares or other securities of it or any of its Subsidiaries, unless otherwise required by the terms of such securities as in effect on the date hereof;

            (v) reorganize, amalgamate or merge it or any of its Subsidiaries with any other Person or enter into an agreement, arrangement or understanding regarding any of the foregoing or solicit, initiate, facilitate, engage in or respond to or encourage any enquiries or proposals with respect to any of the foregoing;

            (vi) other than as disclosed in the St. Jude Disclosure Letter, acquire or agree to acquire any Person (or material interest therein or securities thereof), or acquire or dispose of or agree to acquire or dispose of any assets which in each case are individually or in the aggregate material (including but not limited to mining properties or interests therein), or enter into or commit to enter into any joint venture, earn-in or similar arrangements or agreements or enter into an agreement, arrangement or understanding regarding any of the foregoing or solicit, initiate, facilitate, engage in or respond to or encourage any inquiries or proposals with respect to any of the foregoing or permit any of its Subsidiaries to do any of the foregoing;

            (vii) (A) satisfy or settle any claims or liabilities which individually or in the aggregate are material to St. Jude; (B) relinquish or modify any contractual rights which individually or in the aggregate are material to St. Jude; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

            (viii) incur, authorize, agree or commit to provide guarantees, incur, authorize or agree or become committed for any indebtedness for borrowed money or issue any amount of debt securities or permit any of its Subsidiaries to do any of the foregoing;

      (c) it shall not, and shall cause each of its Subsidiaries not to, make any material decisions or take any material actions with respect to the development of, or commitments to develop, any mining and mineral project without keeping Golden Star fully informed thereof on a timely basis and without having in good faith attempted to achieve a mutual understanding and agreement with Golden Star prior to making any such material decision or taking any such material action;

      (d) it shall not, and shall cause each of its Subsidiaries not to enter into or modify any remuneration terms or Benefit Plans, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, severance agreements, deferred or other compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any of its or its Subsidiaries directors, officers, employees, consultants, contractors or agents;

      (e) it shall not, and shall cause each of its Subsidiaries not to, enter into, amend or modify any employment or consulting agreements or arrangements with any officers or directors of it or any of its Subsidiaries;

      (f) it shall use its reasonable commercial efforts, and shall cause its Subsidiaries to use its reasonable commercial efforts, to cause its current insurance policies and those of its Subsidiaries, including directors' and officers' insurance or reinsurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or premiums consistent with then current industry premium experience are in full force and effect;

      (g)   it shall:

            (i) use its reasonable commercial efforts, and cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain existing relationships with suppliers, consultants, joint venture participants, partners, professional advisors, agents, distributors, customers, Governmental Entities and others having business relationships with it and its Subsidiaries;

            (ii) not take any action, or permit any of its Subsidiaries to take any action, that would or reasonably may be expected to render
                  (A) any representation or warranty made by it in this Agreement that is qualified as to materiality untrue or (B) any of such representations and warranties that are not so qualified untrue in any material respect; and

            (iii) promptly notify Golden Star of (A) any Material Adverse
                  Effect, or any change, circumstance, occurrence, event, effect or state of facts which could reasonably be expected to result in a Material Adverse Effect or impede the completion of the Arrangement, (B) any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which are material, (C) any breach by it of any provision of this Agreement (including any breach by it of a representation or warranty), and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of it contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect;

      (h) it shall not, and shall cause each of its Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement prior to the Effective Date;

      (i) it shall not, and shall not permit any of its Subsidiaries to, take any action, or permit any action to be taken on its behalf, and it shall, and shall cause its Subsidiaries to, refrain from taking any action which, in either case, if taken, could be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to significantly impede the completion of the Arrangement or any of the transactions contemplated hereby;

      (j) to the extent it has knowledge thereof, it shall, in all material respects, conduct itself so as to keep Golden Star fully informed as to the material decisions or actions made or required to be made with respect to the operation of its business and that of its Subsidiaries;

      (k) it shall not make any change to existing accounting practices, except as the regular, independent auditors of St. Jude advise in writing are required by Applicable Laws, Canadian GAAP, or write up, down or off the book value of any assets in an amount that in the aggregate would be material to St. Jude, except where required for compliance with Applicable Laws or Canadian GAAP;

      (l) it shall not, and it shall cause its Subsidiaries not to, make any material Tax election or settle or compromise any material Tax liability;

      (m) it shall not, and shall cause its Subsidiaries not to, resolve that it or any of its Subsidiaries be wound up, appoint or permit the appointment of a liquidator, receiver or trustee in bankruptcy for it or any of its Subsidiaries or in respect of the assets or properties of it or any of its Subsidiaries, or permit the making of an order by a court for the winding-up or dissolution of it or any of its Subsidiaries;

      (n) it shall not, and shall cause any Person with the power under the Power of Attorney to not, exercise any power under the Power of Attorney without the prior written consent of Golden Star;

      (o) it shall not, and shall cause any Person with power under any BDG Power of Attorney to not, exercise any power under any such BDG Power of Attorney without the prior written consent of Golden Star, and it shall, and shall cause any Person with power under any BDG Power of Attorney to, exercise any power (including voting at any and all meetings of shareholders or members of BD Goldfields) under any such BDG Power of Attorney only as directed in writing in advance by Golden Star;

      (p) it shall notify Golden Star in advance of the details of any and all meetings of shareholders or members of BD Goldfields of which it is aware and shall forthwith provide to Golden Star copies of all materials it has received or obtained in connection therewith, and shall its use best efforts to ensure that a representative or counsel of Golden Star can attend any and all such meetings;

      (q) it shall obtain BDG Powers of Attorney in favour of St. Jude or such other Person as is acceptable to Golden Star, which shall be in form and substance satisfactory to Golden Star, from holders of shares of BD Goldfields in order that, prior to November 29, 2005, at least 51% of the outstanding shares of BD Goldfields are subject to powers of attorney which will entitle St. Jude to vote at meetings of members and/or shareholders BD Goldfields (including without limitation the November 29, 2005 meeting) in relation to any and all matters related to, in respect of, or associated with the Hwini-Butre property, related prospecting license and the related litigation; and

      (r) it shall use its best efforts to cause a memorandum (in the form and substance satisfactory to Golden Star) regarding the business to be conducted at the meeting of shareholders or members of BD Goldfields to be provided to the shareholders of BD Goldfields in advance of the November 29, 2005 meeting thereof.

4.2.2 Golden Star covenants and agrees with St. Jude that, except as contemplated in this Agreement or the Plan of Arrangement or as otherwise disclosed by Golden Star in its Disclosure Letter or Public Disclosure Documents, until the Effective Date or the day upon which this Agreement is terminated pursuant to Article 7, whichever is earlier:

      (a) it shall, and shall cause its Subsidiaries to, conduct its and their respective businesses only in, and not take any action other than in, the usual, ordinary and regular course of business and consistent with past practice and in accordance with Applicable Laws and for greater certainty, until the Effective Date, it shall not and shall not allow any Subsidiary to, without the prior written consent of St. Jude (such consent not to be unreasonably withheld), undertake or make any decision or action which could be material to the business of Golden Star and/or any Subsidiary or which could reasonably be expected to have a Material Adverse Effect on Golden Star;

      (b) it shall not, and shall not permit any of its Subsidiaries to, take any action or permit any action to be taken or refrain from taking any action which would be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to impede the completion of the Arrangement;

      (c) it shall promptly notify St. Jude of any breach by it of any provision hereof, any Material Adverse Effect on Golden Star or any change, circumstance, effect, event or occurrence which could reasonably be expected to result in a Material Adverse Effect on Golden Star or impede the completion of the Arrangement;

      (d) it shall not directly or indirectly without the prior consent of St. Jude (such consent not to be unreasonably withheld) make any amendment to its constating documents which would have a material adverse impact on the ability of Golden Star to consummate the transactions contemplated hereby or to change its share capital;

      (e) it shall not split, combine, subdivide or reclassify any of its capital stock; and

      (f) it shall not permit any of its Subsidiaries to, reorganize, recapitalize, consolidate, dissolve, liquidate, amalgamate or merge with any other Person where such action would have a material adverse impact on the ability of Golden Star to consummate the transactions contemplated hereby.

4.2.3 Each of Golden Star and St. Jude covenant to advise the other in writing of any:

      (a) event, condition or circumstance that might be reasonably expected to cause any representation or warranty of it contained in this Agreement to be untrue or inaccurate on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

      (b) Material Adverse Effect on it or any event, occurrence or development which would reasonably be expected to have a Material Adverse Effect on it; and

      (c) of any material breach by it of any covenants, obligations or agreements contained in this Agreement.

4.3 COVENANTS REGARDING NON-SOLICITATION

4.3.1 St. Jude shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, advisor, representative or agent, or otherwise (a) solicit, initiate, facilitate, engage in or respond to or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or transactions involving St. Jude and/or its Subsidiaries regarding any merger, amalgamation, arrangement, restructuring, take-over bid, tender offer, exchange offer, sale or purchase of substantial assets, sale or purchase of treasury shares, any equity interest or rights or any other interests therein or thereto, business combination, liquidation, reorganization or recapitalization or any similar transaction or series of related or similar transactions which would have the effect of any of the foregoing (any of the foregoing inquiries, proposals or transactions being referred to herein as an "ACQUISITION PROPOSAL"); (b) encourage or participate in any discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal; (c) accept or approve or recommend, or agree to accept, approve or recommend, any Acquisition Proposal or potential Acquisition Proposal; or (d) cause St. Jude or any Subsidiary to enter into any agreement, arrangement or understanding related to any Acquisition Proposal or potential Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of St. Jude which receives an unsolicited and bona fide Acquisition Proposal after the date hereof in respect of it from considering, negotiating, approving or recommending to its shareholders an Acquisition Proposal which the Board of Directors of St. Jude determines in good faith, after consultation with its financial and legal advisors and after receiving written advice from counsel (copies of which shall forthwith be provided to Golden Star) that such action would be a proper exercise of its fiduciary duties under Applicable Laws, and that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction: (i) more favourable to its shareholders than the Arrangement; (ii) having consideration with a value per St. Jude Common Share greater than the value per St. Jude Common Share provided by the Arrangement (as it may be amended pursuant to Section 4.4); (iii) that is reasonably capable of being completed within a reasonable period of time; and (iv) which is not contingent upon financing (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL").

4.3.2 From and after the date hereof, St. Jude shall immediately cease and cause to be terminated in writing any existing discussions or negotiations with any Person (other than Golden Star) with respect to any potential Acquisition Proposal and shall, subject to Section 4.4, immediately cease to provide any other Person with access to information concerning St. Jude and its Subsidiaries and exercise all rights it has to require the return of all confidential information from each such Person. St. Jude agrees not to release or permit the release of any Person from, or waive, any confidentiality, non-solicitation or standstill agreement to which such Person is a party, unless the Board of Directors of St. Jude has determined that such Person has made a Superior Proposal.

4.3.3 St. Jude shall promptly notify Golden Star orally and in writing within 24 hours of any Acquisition Proposal or any amendment to an Acquisition Proposal being received directly or indirectly by St. Jude, or any request for non-public information relating to St. Jude or any of its Subsidiaries, as the case may be, in connection with such an Acquisition Proposal or for access to the properties, books and/or records of St. Jude or any Subsidiary, by any Person that informs St. Jude or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such written notice shall include a copy of any such written Acquisition Proposal and all amendments thereto or, in the absence of a written Acquisition Proposal, a description of the material terms and conditions thereof, in either case including the identity of the Person making the Acquisition Proposal, inquiry or contact.

4.3.4 If St. Jude receives a request for non-public information from a Person who has made or intends to make an Acquisition Proposal and the Board of Directors of St. Jude determines in good faith after consultation with financial and legal advisors that such Acquisition Proposal is, or if made would be, a Superior Proposal, then, and only in such case, St. Jude may, subject to the execution by such Person of a confidentiality agreement containing standstill and other provisions substantially the same as those contained in the Confidentiality Agreement, provide such Person with access to non-public confidential information regarding St. Jude; provided that St. Jude shall send a copy of any such confidentiality agreement (including the identity of the Person who has entered into such agreement if not contained therein) to Golden Star as soon as practicable and in any event within 24 hours of its execution and shall as soon as practicable, and in any event within 24 hours, provide Golden Star with a list of, and copies of, all information provided to such Person that was not previously provided to Golden Star and immediately provide Golden Star with all other information that was provided to such Person.

4.3.5 St. Jude shall ensure that its officers, directors and employees and those of its Subsidiaries and any financial, legal and other advisors, agents and representatives retained by St. Jude are aware of the provisions of this Section 4.3, and St. Jude shall be responsible for any breach of this Section by any such Person.

4.3.6 For greater certainty, any amendment to an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 4.3.

4.4 NOTICE OF SUPERIOR PROPOSAL DETERMINATION

4.4.1 If St. Jude has fully complied with Section 4.3 and this Section 4.4, St. Jude may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal and withdraw or modify in a manner adverse to Golden Star its recommendation of the approval of the Arrangement, if and only if it:

      (a) provides to Golden Star (i) written notice that the Board of Directors of St. Jude has determined that it has received and is prepared to accept a Superior Proposal; (ii) a copy of any agreement or other document in respect of such Superior Proposal as executed by the Person making the Superior Proposal, in each case as soon as possible but in any event not less than five full Business Days prior to acceptance of the Superior Proposal by the Board of Directors of St. Jude; and (iii) in the case of an Acquisition Proposal that includes non-cash consideration, the value or range of values attributed by the Board of Directors of St. Jude, in good faith, for such non-cash consideration after consultation with its financial advisors;

      (b) provides Golden Star with an opportunity (but not the obligation), before the expiration of such five Business Day period referred to in subsection 4.4.1(a), to propose to amend this Agreement to provide for consideration having a value equivalent to or more favourable to the St. Jude Shareholders than that of the Superior Proposal with the result that the Superior Proposal would cease to be a Superior Proposal; and

      (c) subject to subsection 4.4.2, terminates this Agreement pursuant to subsection 7.1(d) and pays to Golden Star the St. Jude Break Fee as contemplated by Section 6.2.

4.4.2 In the event that Golden Star agrees to amend this Agreement in the manner described in subsection 4.4.1, the Board of Directors of St. Jude shall consider the terms of the proposed amendment, and (i) if the Board of Directors of St. Jude in good faith concludes that the Superior Proposal is no longer a Superior Proposal given the terms of the proposed amendment, St. Jude shall not implement the proposed Superior Proposal and shall not terminate this Agreement pursuant to subsection 7.1(d), and shall agree to the proposed amendments to this Agreement; or (ii) if the Board of Directors of St. Jude concludes in good faith and after consultation with, and receiving advice (which may include written opinions or advice, copies of which shall have been provided to Golden Star) from its financial, legal and other advisors (as appropriate), that the Acquisition Proposal would nonetheless remain a Superior Proposal, St. Jude shall terminate this Agreement in accordance with subsection 7.1(d) and concurrently pay to Golden Star the St. Jude Break Fee in accordance with
Section 6.2, and only thereafter St. Jude may enter into an agreement in order to implement the Superior Proposal.

4.5 ACCESS TO INFORMATION AND CONFIDENTIALITY

            Until the Effective Time, (i) St. Jude shall provide to Golden Star reports of its activities including, but not limited to, monthly operating reports and monthly financial reports, as well as full and open access on a real time basis to its office, properties, books and records, and (ii) Golden Star will provide to St. Jude a copy of the monthly operating report that it provides to its Board of Directors.

4.6 COVENANTS IN RESPECT OF THE ARRANGEMENT

            Each Party covenants and agrees that, except as otherwise contemplated in this Agreement, until the earlier of the Effective Date and the date upon which this Agreement is terminated, it will:

      (a) in a timely and expeditious manner, take all necessary actions in order to enable it to participate in and effect the Arrangement and use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the obligations of the other Party hereunder to the extent the same are within its control and shall take, do or cause to be taken or done, all other actions and all other things necessary, proper or advisable under all Applicable Laws to complete the Arrangement, including to:

            (i) apply for and use commercially reasonable efforts to obtain all necessary waivers, consents, orders and approvals required to be obtained by it or its Subsidiaries from other parties to loan agreements, joint venture agreements, partnership agreements, leases, licences, permits and other contracts and documents;

            (ii) make or co-operate as necessary in the making of all necessary filings and applications under all Applicable Laws and with all applicable Governmental Entities (including in West Africa) required by it or its Subsidiaries in connection with the transactions contemplated hereby and use commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained by it or its Subsidiaries under any Applicable Laws, all of which filings, applications, consents, approvals and authorizations are set forth in the Party's Disclosure Letter;

            (iii) effect all necessary registrations, filings and applications to, and submissions of information requested by, Governmental Entities required to be effected by it or its Subsidiaries in connection with the Arrangement and, if necessary, participate and appear in any proceedings of any Party before or by any Governmental Entity;

            (iv) use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the Arrangement or the transactions contemplated hereby;

            (v) co-operate with the other Party in connection with the performance by it of its obligations hereunder; and

            (vi) prepare, in consultation with the other Party, all communications to its shareholders required by Applicable Laws in connection with the Arrangement, including the Meeting Materials in respect of the St. Jude Meeting and ensure that such communications comply with all Applicable Laws and do not contain any misrepresentation or untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein not misleading in light of the circumstances in which they are made;

      (b) assist and co-operate in the preparation and filing with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States of all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the Applicable Laws of Canada and the United States;

      (c) forthwith carry out such terms of the Interim Order as are required to be carried out by it; and

      (d) except for non-substantive communications, furnish promptly to the other Party a copy of each notice, report, schedule or other document or communication delivered, filed or received by, to, with or from (as applicable) the Party under Applicable Laws or otherwise, and any reports or dealings with Governmental Entities, in connection with the Arrangement, the Interim Order, the Final Order, the St. Jude Meeting or any of the transactions contemplated hereby.

4.7 SPECIFIC COVENANTS OF ST. JUDE REGARDING THE ARRANGEMENT

            St. Jude covenants and agrees that, except as otherwise contemplated in this Agreement, until the earlier of the Effective Date and the date upon which this Agreement is terminated, it will:

      (a)   in a timely and expeditious manner:

            (i) prepare, in consultation with Golden Star, acting reasonably, and file the Meeting Materials (which shall be in form and substance satisfactory to Golden Star, acting reasonably), together with any other documents required by Applicable Laws (which shall be in form and substance satisfactory to Golden Star, acting reasonably), in all jurisdictions where the Meeting Materials are required to be filed and mail the Meeting Materials, as ordered by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where the Meeting Materials are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof and in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities laws and requirements, and not containing any misrepresentation (as defined under applicable securities laws and requirements) with respect thereto;

            (ii) include within the Information Circular the notice of motion for the application for the Final Order and set forth the procedures that the St. Jude Securityholders must follow in order to attend and be heard at the hearing for the Final Order;

            (iii) convene the St. Jude Meeting as soon as practicable, and use its best efforts to convene the St. Jude Meeting no later than December 15, 2005 or such later date that may be mutually agreed upon with Golden Star (but in any case, not later than March 16, 2006), as provided in the Interim Order and solicit proxies to be voted at the St. Jude Meeting in favour of the Arrangement and use its commercially reasonable efforts to take all other action that is necessary or desirable to secure the requisite approval of the Arrangement Resolution by the St. Jude Securityholders;

            (iv) not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the St. Jude Meeting without Golden Star's prior written consent, except as required by Applicable Laws;

            (v) provide notice to Golden Star of the St. Jude Meeting and allow representatives of Golden Star to attend the St. Jude Meeting;

            (vi) hold and conduct the St. Jude Meeting in accordance with the Interim Order, the CBCA, the by-laws of St. Jude and as otherwise required by Applicable Laws; and

            (vii) take all such actions as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

      (b) in a timely and expeditious manner, prepare (in consultation with Golden Star acting reasonably) and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to the Meeting Materials (which amendments or supplements shall be in a form satisfactory to Golden Star, acting reasonably) with respect to the St. Jude Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof;

      (c) subject only to Section 4.4 and the fiduciary duties of the Board of Directors of St. Jude, recommend to the St. Jude Securityholders that they approve the Arrangement and not take any steps to change or withdraw the Recommendation in a manner adverse to Golden Star or which would impede the completion of the Arrangement and shall not make a recommendation to St. Jude Securityholders not to accept the Arrangement;

      (d) use its reasonable best efforts to cause all directors, officers and senior management of St. Jude who will not be retained to resign at the Effective Time and to provide a release in favour of St. Jude in the form requested by Golden Star in accordance with subsection 2.6.1(c);

      (e) advise Golden Star, as reasonably requested, and on a daily basis in each of the last seven Business Days prior to the St. Jude Meeting, as to the aggregate tally of the proxies and votes received and dissent notices (if any) in respect of the Arrangement Resolution and all other matters to be considered at the St. Jude Meeting;

      (f) execute and deliver, or cause to be executed and delivered, at the Closing such customary agreements, certificates, resolutions and other closing documents as may be required by Golden Star, all in form satisfactory to Golden Star, acting reasonably;

      (g) not acquire or dispose of, or permit any of its affiliates or associates to acquire or dispose of, securities of Golden Star during the period commencing on the date hereof and ending on the earlier of the Effective Date or the date this Agreement is terminated pursuant to Section 7.1;

      (h) in consultation with Golden Star, prepare for filing with applicable regulatory authorities and as may be required by Applicable Laws, and certify, financial statements (consistent with the financial statements of St. Jude contained in its Public Disclosure Documents and compliant with Applicable Laws and local generally accepted accounting principles) and Tax Returns in respect of each of the Subsidiaries of St. Jude; and

      (i) three Business Days prior to the Effective Date establish an escrow account with the depositary for the Arrangement or such other Person as the Parties may agree upon (acting reasonably), as escrow agent, in such amount as is set forth in each of Golden Star's and St. Jude's Disclosure Letter, which escrowed funds will be used to satisfy any payments to be made to Dissenting Shareholders (as such term is defined in the Plan of Arrangement) that are entitled to be paid fair value in accordance with the terms of the CBCA;

      (j) St. Jude will use its best efforts to deliver to Golden Star on or before the Effective Time each of the documents contemplated in
            Section 5.3(g) (other than the documents contemplated in Subsections 5.3(g)(v), 5.3(g)(vi) and 5.3(g)(iii) (as it relates to the 1994 Agreement) which St. Jude will deliver in compliance with subsection 4.7(k) below), as well as to cause all actions and steps to be taken in order to facilitate the provision of or otherwise obtain each of such documents; and

      (k) St. Jude will deliver to Golden Star on or before the Effective Time the documents contemplated in Subsections 5.3(g)(v), 5.3(g)(vi) and 5.3(g)(iii) (as it relates to the 1994 Agreement).

4.8 COVENANTS OF GOLDEN STAR REGARDING THE ARRANGEMENT

4.8.1 Golden Star covenants and agrees that, except as otherwise contemplated in this Agreement, until the earlier of the Effective Date and the date upon which this Agreement is terminated, it will,

      (a) use its commercially reasonable efforts to obtain the listing on the TSX and on AMEX of the Golden Star Common Shares to be issued to the St. Jude Shareholders pursuant to the Arrangement and to ensure that such Golden Star Common Shares are not subject to any statutory hold period (subject only to restrictions on control block distributions) under applicable securities laws in Canada; and

      (b) execute and deliver, or cause to be executed and delivered, at the Closing such customary agreements, certificates, resolutions and other closing documents as may be required by St. Jude, all in form satisfactory to St. Jude, acting reasonably.

4.8.2 Following the Closing, Golden Star shall make the severance payments to the directors, officers and employees of St. Jude as required by Section 2.6.2 in accordance with the terms of the agreements requiring the making of such severance payments.

4.8.3 Golden Star shall (i) within 60 days following the Effective Time, file one or more registration statements under the provisions of the 1933 Act and thereafter use its best efforts to cause the effectiveness of such registration(s) in order to permit the St. Jude Convertible Securityholders, upon their receipt of Golden Star Common Shares resulting from the exercise or conversion of such securities of Golden Star as received pursuant to the terms of the Arrangement in replacement for St. Jude Convertible Securities, to publicly resell such Golden Star Common Shares in compliance with the 1933 Act and (ii) thereafter maintain the effectiveness of such registration(s) for a period of 24 months.

4.9 MERGER OF COVENANTS

            Except as to the contrary expressly required by the terms hereof, the covenants set out in this Agreement shall not survive the completion of the Arrangement, and shall expire and be terminated without recourse between the Parties upon such completion.

                                    ARTICLE 5
                                   CONDITIONS

5.1 MUTUAL CONDITIONS PRECEDENT

            The respective obligations of the Parties to complete the transactions contemplated hereby are subject to the fulfillment or waiver of the following mutual conditions on or before the Effective Time or such other time as is specified below:

      (a) the Interim Order shall have been granted in form and substance satisfactory to St. Jude and Golden Star, each acting reasonably, and shall not have been set aside or modified in a manner which is not acceptable to such Parties, acting reasonably, on appeal or otherwise;

      (b) any conditions in addition to those set out in this Section 5.1 which may be imposed by the Interim Order shall have been satisfied;

      (c) the St. Jude Securityholders, voting as a single class, shall have approved at the St. Jude Meeting, in accordance with Applicable Laws and the Interim Order, the Arrangement and approved or consented to such other matters as either Golden Star or St. Jude, acting reasonably, shall consider necessary or desirable in connection with the Arrangement in the manner required thereby;

      (d) the Final Order shall have been granted in form and substance satisfactory to St. Jude and Golden Star, each acting reasonably, and shall not have been set aside or modified in a manner which is not acceptable to such Parties, acting reasonably, on appeal or otherwise;

      (e) there shall be no proceeding of a judicial or administrative nature or otherwise, brought by or before a Governmental Entity, or any Applicable Laws proposed, enacted, promulgated or applied, that directly or indirectly relates to the transaction contemplated hereby which could reasonably be expected to result in a Material Adverse Effect on the Party to which it applies or which could impede or interfere with the completion of the Arrangement;

      (f) all regulatory approvals and approvals of any other Person (including any Governmental Entity, including those necessary in West Africa), and the expiry of any waiting periods in connection with, or required to permit, the completion of the Arrangement, the failure to obtain which or the non-expiry of which could reasonably be expected to cause a Material Adverse Effect on either Party or materially impede the completion of the Arrangement, shall have been obtained or received on terms which will not cause a Material Adverse Effect on either Party, and reasonably satisfactory evidence thereof shall have been delivered to each Party;

      (g) the Golden Star Common Shares to be issued to the St. Jude Shareholders pursuant to the Arrangement shall have been approved for listing on the TSX and the AMEX and such Golden Star Common Shares shall not be subject to any statutory hold period (subject only to restrictions on control block distributions) under applicable securities laws in Canada;

      (h) the Effective Date shall have occurred on or before December 21, 2005 or such later date (but in any case not later than March 16, 2006) as the Parties, acting reasonably, may agree to in writing; and

      (i)   this Agreement shall not have been terminated pursuant to Article 7.

            The foregoing conditions are for the mutual benefit of each of the Parties and may be waived, in whole or in part, by any Party at any time, provided that no Party may waive any mutual condition on behalf of any other Party.

5.2 SEVERAL CONDITIONS

            The obligation of each Party to complete the transactions contemplated hereby is subject to the fulfilment or waiver by the other Party of the following conditions on or before the Effective Time or such other time as specified below:

      (a) the representations and warranties made to such Party by the other Party in this Agreement shall be true and correct in all material respects (unless such representations and warranties are qualified by reference to materiality or Material Adverse Effect in which case such representations and warranties shall be true and correct) as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement);

      (b) each of the Parties shall have complied in all material respects with its covenants herein;

      (c) each Party shall have delivered to the other Party a certificate of one senior officer of the Party dated the Effective Date certifying the fulfillment of the conditions in subsections 5.2(a) and 5.2(b);

      (d) from the date hereof up to and including the Effective Time, there shall have been no change, condition, effect, event or occurrence which, in the reasonable judgment of such Party, has or is reasonably likely or expected to have a Material Adverse Effect on the other Party and/or its Subsidiaries, on the Arrangement or on the combined business that will result from the completion of the Arrangement; and

      (e) the Party shall not have become aware of any misrepresentation, untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document (including the Meeting Materials) filed by or on behalf of the other Party with any regulatory authority, stock exchange or other Governmental Entity in Canada or elsewhere or provided by that Party to the other Party.

            The foregoing conditions precedent are for the benefit of each Party and may be waived, in whole or in part, by such Party in writing at any time.

5.3 ADDITIONAL CONDITIONS IN FAVOUR OF GOLDEN STAR

            The obligation of Golden Star to complete the transactions contemplated hereby is subject to the fulfilment or waiver of the following conditions on or before the Effective Time or such other time as specified below:

      (a) Golden Star shall have entered into one or more Support Agreements (in form and substance satisfactory to Golden Star, acting reasonably) with the Principal Holder and the directors, senior officers and other holders of St. Jude Securities, which in the aggregate shall represent not less than 10% of the issued and outstanding St. Jude Common Shares, St. Jude Options and St. Jude Warrants and the Parties thereto (other than Golden Star) shall not have breached any of the representations, warranties or covenants of the Support Agreement or Support Agreements;

      (b) the Board of Directors of St. Jude shall have unanimously made the Recommendation to St. Jude Securityholders and shall not have withdrawn or changed the Recommendation in a manner adverse to Golden Star or which could impede the completion of the Arrangement, and shall not have made a recommendation to St. Jude Securityholders not to accept the Arrangement;

      (c) Golden Star shall have received resignations and releases in forms acceptable to it, acting reasonably, from the St. Jude directors and officers identified in the Golden Star Disclosure Letter and from such other officers, employees and senior management of St. Jude as Golden Star shall determine and advise St. Jude of in writing at least two Business Days prior to the Closing;

      (d) holders of no greater than 5% of the outstanding St. Jude Common Shares shall have dissented to the Arrangement and St. Jude shall provide Golden Star with a certificate of two senior officers of St. Jude dated the day immediately prior to the Effective Date to such effect;

      (e) on or prior to the Effective Date, Golden Star shall be satisfied, acting reasonably, that all applications (as disclosed in the St. Jude Disclosure LETTER) made by St. Jude or its directors, officers, agents and representatives on its behalf, for the acquisition or renewal of mineral properties or licenses or permits related to mineral properties, are for the benefit of and will be held by St. Jude upon completion of the Arrangement;

      (f) on or prior to the Effective Time, St. Jude shall have taken such actions as may be necessary or reasonably required by Golden Star to cause the shares of Yatenga Holdings Limited that are registered in the name of Michael A. Terrell and held by him in trust for St. Jude, to be transferred to and registered in the name of such Person or Persons as Golden Star may direct;

      (g) on or prior to the Effective Time, Golden Star shall have received from St. Jude:

            (i) a corporate and title legal opinion (in form and substance satisfactory to Golden Star) in respect of the Hwini-Butre property and related prospecting licence and related matters from St. Jude's Ghanaian legal counsel, and which opinion shall refer to current searches made of appropriate Governmental Entities;

            (ii) a certified copy of the duly passed resolution (in form and substance satisfactory to Golden Star) of each of the directors and shareholders of BD Goldfields unconditionally and irrevocably authorizing, approving, consenting to and ratifying, in accordance with and as required by Applicable Laws and other applicable requirements, the Subsequent Agreements;

            (iii) a certified copy of the unconditional approval, if required by
                  Applicable Laws, of the Minister Responsible for Mines of Ghana for each of the 1994 Agreement and related agreements and the Subsequent Agreements;

            (iv) a certified copy of a signed deed of settlement in respect of the litigation and appeal involving the Hwini-Butre property and related prospecting license, which will be signed by, among others, BD Goldfields, Hwini-Butre Minerals Ltd., the Minerals Commission of Ghana, the Minister Responsible for Mines in Ghana, and the Attorney General of Ghana on behalf of the Republic of Ghana and which shall include the retrospective approval of the Minister Responsible for Mines in Ghana of the 1994 Agreement and the Subsequent Agreements, as well as a certified copy of the resolution of the directors of BD Goldfields authorizing, approving and consenting (in accordance with and as required by Applicable Laws and other applicable requirements) to such deed of settlement;

            (v) a certified copy of the Bank of Ghana consent in respect of the transfer of the shares of Hwini-Butre Minerals Ltd. from Crew Gold Corporation to St. Jude Resources (Ghana) Ltd.;

            (vi) a transfer of the Power of Attorney (in form and substance acceptable to Golden Star) from Leo Eduamah to St. Jude or its nominee (who shall be acceptable to Golden Star); and

            (vii) a certified copy of the renewal or extension of the
                  prospecting license for the Hwini-Butre property and evidence that it is in good standing, or evidence satisfactory to Golden Star (in its sole discretion) that progress has been made with the appropriate Governmental Entities in respect of obtaining such renewal or extension;

      (h) on or prior to the Effective Time, Golden Star shall have received from its legal counsel in Ghana a corporate and title opinion (in form and substance satisfactory to Golden Star) in respect of the Hwini-Butre property, related prospecting license and related matters; and

      (i) the shareholders and/or members and the directors of BD Goldfields shall have duly passed a resolution (in form and substance satisfactory to Golden Star) unconditionally and irrevocably authorizing, approving, consenting to and ratifying the Subsequent Agreements, in accordance with and as required by Applicable Laws and other applicable requirements, by no later than November 29, 2005 (or if the meeting of shareholders or members of BD Goldfields is adjourned or postponed, then by no later than December 12, 2005), and evidence thereof (in form and substance satisfactory to Golden
            Star) shall be provided to Golden Star no later than November 29, 2005 (or if the meeting of shareholders or members of BD Goldfields is adjourned or postponed, then by no later than December 12, 2005).

            The foregoing conditions are for the exclusive benefit of Golden Star and may be waived, in whole or in part, by Golden Star in writing at any time.

5.4 MERGER OF CONDITIONS

            The conditions set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of Articles of Arrangement as contemplated by this Agreement with the agreement of St. Jude and Golden Star and the issuance of the Certificate in respect thereof under the CBCA.

                                   ARTICLE 6
                      BREAK FEES AND EXPENSE REIMBURSEMENT

6.1 INTERPRETATION

            For the purposes of this Article 6:

            "ST. JUDE BREAK FEE" shall mean a fee of $4 million.

            "ST. JUDE FEE EVENT" shall mean the occurrence of any of the following:

      (a) the termination of this Agreement by Golden Star pursuant to subsection 7.1(b)(i) (only in the case of a breach by St. Jude of any provision of Sections 4.2.1(b)(i), 4.2.1.(b)(ii), 4.2.1(b)(vi),
            4.2.1(b)(vii), 4.2.1(b)(viii), 4.3, or 4.4 but excluding any immaterial breach of a provision of Section 4.3 which would not have a material impact on the timing or likelihood of completing the Arrangement) or subsection 7.1(e);

      (b)   the termination of this Agreement pursuant to subsection 7.1(d); or

      (c) if all of the following occur: (i) an Acquisition Proposal shall have been made to St. Jude or made known to the St. Jude Shareholders generally or shall have been made directly to St. Jude Shareholders or any person shall have publicly announced an intention to make an Acquisition Proposal in respect of St. Jude;
            (ii) this Agreement is terminated; and (iii) St. Jude completes any Acquisition Proposal during the term of this Agreement or within 12 months following the termination of this Agreement.

6.2 ST. JUDE BREAK FEE

            St. Jude shall pay to Golden Star the St. Jude Break Fee in immediately available funds no later than one Business Day after the first to occur of any St. Jude Fee Event or, in the event of the St. Jude Fee Event set out in subparagraph (c) of the definition of St. Jude Fee Event, no later than one Business Day following completion of the Acquisition Proposal.

6.3 REIMBURSEMENT OF EXPENSES

      (a) If the Agreement is terminated by Golden Star pursuant to subsection 7.1(b)(i) (other than in the case of a termination pursuant to subsection 7.1(b)(i) which would constitute a St. Jude Fee Event, in which case St. Jude shall pay Golden Star the St. Jude Break Fee in accordance with Section 6.2), St. Jude shall forthwith pay to Golden Star within one (1) Business Day of such termination the amount of $500,000 in immediately available funds.

      (b) If this Agreement is terminated by St. Jude pursuant to subsection 7.1(b)(i), Golden Star shall forthwith pay to St. Jude within one
            (1) business day of such termination the amount of $500,000 in immediately available funds.

6.4 LIQUIDATED DAMAGES

      (a) St. Jude acknowledges that the payment amount set out in Section 6.2 is a payment of liquidated damages which is a genuine pre-estimate of the damages which Golden Star will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and is not a penalty. St. Jude hereby irrevocably and unconditionally waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

      (b)   Each Party acknowledges that the payment amounts set out in Section
            6.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such amount will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each Party hereby irrevocably and unconditionally waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Notwithstanding any provision of this subsection 6.4(b) to the contrary, payment by one Party to the other Party pursuant to Section 6.3 shall not be in lieu of any damages or any other payment or remedy available at law or in equity in the event of any wilful or intentional breach by the Party making the payment of any of its obligations or covenants under this Agreement.

6.5 NO DUPLICATION

            For the avoidance of doubt, in no case shall Golden Star be entitled to receive a payment under both of Section 6.2 and Section 6.3.

6.6 SURVIVAL

            The provisions of this Article 6, Section 4.4.1(c), Section 4.8.2,
Section 9.2, Section 9.9 and Section 9.10 shall survive the termination of this Agreement.

                                   ARTICLE 7
                                  TERMINATION

7.1 TERMINATION

            This Agreement may be terminated immediately:

      (a)   by mutual written consent of Golden Star and St. Jude;

      (b)   by either Party, upon providing written notice to the other:

            (i) at any time if the other Party is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect and such breach is not capable of being cured or is not cured by the breaching Party within three Business Days of the giving of notice of such breach by the other Party to the breaching Party;

            (ii) if any of the conditions for the benefit of the terminating Party contained in this Agreement is not satisfied or waived on or before December 21, 2005 (or such later date (but in any case, not later than March 16, 2006) as the Parties, acting reasonably, may agree to in writing) or such other time prior thereto as is specified in this Agreement, provided that the terminating Party is not then in breach of any representations, warranties and covenants herein contained in any material respect;

      (c)   by Golden Star or St. Jude if any of the following have occurred:

            (i) if the approval of the Arrangement by the St. Jude Securityholders has not been obtained by December 15, 2005 or such later date (but in any case, not later than March 16, 2006) as the Parties acting reasonably may agree to in writing; or

            (ii) if upon a vote at a duly held St. Jude Meeting or any adjournment or postponement thereof to obtain the approval of St. Jude Securityholders (voting as a single class) of the Arrangement Resolution or any matter that could reasonably be expected to facilitate the Arrangement, the approval of the St. Jude Securityholders (voting as a single class) is not obtained in accordance with Applicable Laws;

      (d) by either Party upon the determination by St. Jude, after conclusion of the process set out in Section 4.3 that an Acquisition Proposal constitutes a Superior Proposal, the provision of notice to Golden Star of a Superior Proposal as required by Section 4.4 and the time period for Golden Star to propose an amendment to the Agreement as contemplated by Section 4.4 has elapsed;

      (e) by Golden Star, if the Board of Directors of St. Jude has withdrawn or changed any of its recommendations to the St. Jude Securityholders in a manner adverse to Golden Star or which would impede the completion of the Arrangement or has made a recommendation to the St. Jude Securityholders not to accept or approve the Arrangement; or (i) has not submitted the Arrangement for approval to St. Jude Securityholders on or prior to December 15, 2005 (or such later date (but in any case, not later than March 16, 2006) as the Parties, acting reasonably, may agree to in writing), provided that Golden Star has provided, on a timely basis, information regarding Golden Star required by applicable securities laws for inclusion in the Information Circular; or (ii) has failed to solicit proxies in favour of approving the Arrangement; or (iii) has resolved to do any of the foregoing; or

      (f) by Golden Star if the condition set forth in subsection 5.3(i) has not been satisfied or waived on or before November 29, 2005 (or if the meeting of shareholders or members of BD Goldfields is adjourned or postponed, then on or before December 12, 2005) or is not reasonably capable of being satisfied by no later than November 29, 2005 (or if the meeting of shareholders or members of BD Goldfields is adjourned or postponed, then no later than December 12, 2005).

            In the event of termination of this Agreement by either Party as provided in this Article 7, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Party, except with respect to Sections 4.4.1(c), 6.2, 6.3, 6.4, 9.2 and 9.9 which provisions shall survive the termination; provided that notwithstanding anything to the contrary contained in this Agreement, neither Party shall be (i) relieved or released from any liability or damages arising out of any breach of this Agreement prior to such termination or (ii) precluded from seeking injunctive relief to restrain any breach or threatened breach of this Agreement or otherwise to obtain specific performance of any provision of this Agreement.

                                    ARTICLE 8
                                    AMENDMENT

8.1 AMENDMENTS AND WAIVERS

            This Agreement may, at any time and from time to time, before and after the holding of the St. Jude Meeting but not later than the Effective Date, be amended, modified and/or supplemented by written agreement of the Parties hereto (or in the case of a waiver, by written instrument of the Party giving the waiver) without, subject to Applicable Laws, further notice to or authorization on the part of St. Jude Securityholders. Without limiting the generality of the foregoing, any such amendment, modification or supplement may:

      (a) change the time for performance of any of the obligations or acts of the Parties hereto;

      (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

      (c) waive compliance with or modify any of the covenants contained herein or in any document to be delivered pursuant hereto; or

      (d) waive or modify performance of any of the obligations or conditions precedent of the Parties hereto.

                                    ARTICLE 9
                               GENERAL PROVISIONS

9.1 NOTICES

            Any demand, notice or other communication to be given in connection with this Agreement must be communicated confidentially and in writing to the addresses, facsimile numbers or e-mail addresses set out below and will be sufficiently given if: (i) delivered personally upon the Party for whom it is intended; (ii) delivered by registered or certified mail where receipt has been acknowledged; (iii) by electronic facsimile upon receipt of confirmation of transmission; or (iv) delivered by e-mail transmission, upon receipt of confirmation of delivery:

            If to Golden Star:

                  Golden Star Resources Ltd.
                  10901 W. Toller Drive, Suite 300
                  Littleton, Colorado
                  80127-6312, U.S.A.

                  Attention:  Mr. Peter Bradford and Mr. Allan Marter
                  Facsimile:  (303) 830-9094
                  E-mail:     pbradford@gsr.com

                  with a copy (which shall not constitute notice) to:

                  Fasken Martineau DuMoulin LLP
                  Suite 3600
                  Toronto Dominion Bank Tower
                  Toronto-Dominion Centre
                  Toronto, Ontario
                  M5K 1N6

                  Attention:  Mr. John S.M. Turner
                  Facsimile:  (416) 364-7813
                  E-mail:     jturner@tor.fasken.com

            If to St. Jude:

                  St. Jude Resources Ltd.
                  Suite 200, 5405 - 48th Avenue
                  Delta, British Columbia
                  V4K 1W6

                  Attention:  Mr. Michael A. Terrell
                  Facsimile:  (604) 940 6560
                  E-mail:     michaelt@stjudegold.com

            with a copy (which shall not constitute notice) to:

                  Blake Cassels & Graydon LLP
                  595 Burrard Street
                  P.O. Box 49314
                  Suite 2600, Three Bentall Centre
                  Vancouver, British Columbia
                  V7X 1L3

                  Attention:  Mr. Robert Wooder
                  Facsimile:  (604) 631-3309
                  E-mail:     bob.wooder@blakes.com

                  - and -

                  Miller Thomson LLP
                  Suite 1000
                  840 Howe Street
                  Vancouver, British Columbia

                  Attention:  Mr. Rupert Legge
                  Facsimile:  (604) 643-1200
                  E-mail:     rlegge@millerthomson.com

or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this Section.

9.2 CONFIDENTIALITY

            The Parties agree that the confidentiality agreement dated October 27, 2003 entered into between Golden Star and St. Jude (the "CONFIDENTIALITY AGREEMENT") shall be extended by replacing the reference to "twenty-four (24) months" as set forth in section 8 of the Confidentiality Agreement, with a reference to "thirty six (36) months" so that the Confidentiality Agreement expires October 27, 2006. The Parties acknowledge that this Agreement and the Arrangement is subject to the Confidentiality Agreement. For greater certainty, this Agreement and any discussions in connection therewith shall be treated by the Parties hereto as strictly confidential and shall not (without the prior consent of the other Party hereto or as contemplated or provided herein) be disclosed by a Party to any Person other than a director, officer, employee, agent or professional advisor of or to that Party with a need to know for purposes connected with the Arrangement or other matters contemplated by this Agreement and then only on a confidential basis and also on the basis that the Party concerned will be liable for any breach of confidentiality by a Person to whom it makes disclosure. For greater certainty, each Party agrees to comply with applicable privacy legislation.

9.3 GOVERNING LAW

            This Agreement is governed by, and will be construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.4 ATTORNMENT

            For the purpose of all legal proceedings other than those matters relating to the Interim Order and the Final Order, this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. Each of the Parties hereby attorns to the jurisdiction of the courts of the Province of Ontario.

9.5 BINDING EFFECT AND ASSIGNMENT

            This Agreement and all the provisions hereof shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not assignable by a Party without the prior written consent of the other Party, provided that Golden Star may assign all or any part of its rights or obligations under this Agreement to a direct or indirect subsidiary of Golden Star.

9.6 TIME OF ESSENCE

            Time shall be of the essence of this Agreement.

9.7 THIRD PARTY RIGHTS

            This Agreement shall not confer to any rights or remedies upon any person other than the parties hereto except that the provisions of Section 9.10 are intended for the benefit of the individuals specified therein.

9.8 COUNTERPARTS

            This Agreement may be executed in any number of counterparts, manually or by facsimile, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

9.9 FEES AND EXPENSES

            Except as provided in Article 6, each Party will pay its own expenses incurred in connection with this Agreement or the transactions contemplated herein.

9.10 NO PERSONAL LIABILITY

      No director or officer of Golden Star of any of its Subsidiaries shall have any personal liability whatsoever to St. Jude under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Golden Star. No director or officer of St. Jude or any of its Subsidiaries shall have any personal liability whatsoever to Golden Star under this Agreement, or any other document delivered in connection with the Arrangement on behalf of St. Jude, excluding, for greater certainty, any support or lock-up agreement executed by any such director or officer.

9.11 FURTHER ASSURANCES

            Notwithstanding that the transactions or events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, St. Jude and Golden Star agree to make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required by any of them in order to document or evidence any of the transactions or events set out herein.

9.12 REMEDIES

            The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Ontario having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.


                  [remainder of page intentionally left blank]

            IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the date first written above.

                                           GOLDEN STAR RESOURCES LTD.

                                           By: /s/ Peter Bradford
                                               ---------------------------------
                                               Name:  Peter Bradford
                                               Title: Chief Executive Officer

                                           ST. JUDE RESOURCES LTD.

                                           By: /s/ Michael A. Terrell
                                               ---------------------------------
                                               Name:  Michael A. Terrell
                                               Title: President and Chief
                                                      Executive Officer